Exhibit 10.2

WAIVER, CONSENT AND AGREEMENT

     WAIVER, CONSENT AND AGREEMENT, dated as of March 31, 2005 (this “Agreement”), with respect to the Financing Agreement, dated as of April 23, 2004 (as amended, restated or otherwise modified from time to time, the “Financing Agreement”), by and among aaiPharma Inc., a Delaware corporation (the “Parent”), Applied Analytical Industries Learning Center, Inc., a Delaware corporation (“Applied Analytical”), AAI Technologies, Inc., a Delaware corporation (“AAI Technologies”), AAI Properties, Inc., a North Carolina corporation (“AAI Properties”), AAI Japan, Inc., a Delaware corporation (“AAI Japan”), Kansas City Analytical Services, Inc., a Kansas corporation (“Analytical Services”), AAI Development Services, Inc., a Massachusetts corporation (“AAI Development-MA”), aaiPharma LLC, a Delaware limited liability company (“Pharma LLC”) and AAI Development Services, Inc., a Delaware corporation (“AAI Development-DE”, and together with the Parent, Applied Analytical, AAI Technologies, AAI Properties, AAI Japan, Analytical Services, AAI Development-MA and Pharma LLC, each a “Borrower” and collectively, the “Borrowers”), the financial institutions from time to time party hereto (each a “Lender” and collectively, the “Lenders”), Silver Point Finance, LLC, a Delaware limited liability company (“Silver Point”), as collateral agent for the Lenders (in such capacity, and any successor in such capacity, the “Collateral Agent”), and Bank of America, N.A. (“Bank of America”), as administrative agent for the Lenders (in such capacity, and any successor in such capacity, the “Administrative Agent” and together with the Collateral Agent, each an “Agent” and collectively, the “Agents”).

     WHEREAS, the Borrowers have advised the Agents and the Lenders that the Parent has received Net Cash Proceeds in respect of federal tax refunds in the aggregate amount of $11,287,279.75 (the “Tax Refund”), which Net Cash Proceeds are being held in an account (the “Securities Account”) with Banc of America Securities LLC (the “Securities Intermediary”) that is subject to that certain Collateral Account Notification and Acknowledgement Agreement, dated as of May 21, 2004 (the “Securities Account Control Agreement”), among the Parent, the Collateral Agent and the Securities Intermediary;

     WHEREAS, pursuant to Section 2.05(c) and Section 2.05(d) of the Financing Agreement, all of the Net Cash Proceeds of the Tax Refund (subject to certain exceptions contained in such Sections) are required to be applied to the Term Loan;

     WHEREAS, the Borrowers have requested that the Agents and the Lenders waive the requirements under Section 2.05(c) and Section 2.05(d) of the Financing Agreement that the Net Cash Proceeds of the Tax Refund be applied to the Term Loan;

     WHEREAS, the Borrowers have further requested that the Agents and the Lenders forbear from exercising their rights and remedies under the Loan Documents in respect of the Defaults and Events of Default set forth on Annex I hereto (the “Existing Defaults”); and

     WHEREAS, the Agents and the Lenders are willing to grant the waiver described above and forbear from exercising rights and remedies during the Forbearance Period (as hereinafter defined) in respect of the Existing Defaults on the terms and conditions set forth herein;

     NOW, THEREFORE, the Borrowers, the Agents and the Lenders hereby agree as follows:

     1.      Definitions. Capitalized terms used herein and not defined herein shall have the meanings set forth in the Financing Agreement. In addition, as used in this Agreement, the following terms shall have the respective meanings indicated below:

     “Budget” means the cash requirements forecast set forth on Annex II hereto setting forth the Borrowers’ projected cash receipts and disbursements during the Forbearance Period.

     “Exclusivity Agreement” means an exclusivity agreement, in form and substance reasonably satisfactory to the Agents, entered into on or prior to the Amendment Effective Date, between the Potential Purchaser and the Parent relating to a three week exclusivity period (as such period may be extended by the parties thereto) in favor of the Potential Purchaser with respect to its potential purchase of the Borrowers’ Pharmaceuticals Division.

     “Forbearance Period” means the period commencing on the Agreement Effective Date and ending on the Forbearance Termination Date.

     “Potential Purchaser” means the potential purchaser of the Borrowers’ Pharmaceuticals Division identified in writing by the Parent to the Agents prior to the Agreement Effective Date (as defined below).

     “Forbearance Termination Date” means the earliest to occur of the following dates: (i) April 30, 2005, (ii) the date on which any Borrower breaches any of its obligations under this Agreement, and (iii) the date of occurrence of any Event of Default (other than the Existing Defaults) under the Financing Agreement or any of the other Loan Documents.

     2.      Tax Refund. Pursuant to the request of the Borrowers and in accordance with Section 12.02 of the Financing Agreement, the Agents and the Lenders hereby waive the requirements under Section 2.05(c) and Section 2.05(d) of the Financing Agreement that the Net Cash Proceeds of the Tax Refund be applied to the Term Loan; provided, that such Net Cash Proceeds shall be applied to the Revolving Loans and used by the Borrowers as follows:

            (a)      On the Agreement Effective Date, the Collateral Agent shall (i) first, direct the Securities Intermediary to wire transfer $5,615,030.75 of the Net Cash Proceeds of the Tax Refund from the Securities Account to the Administrative Agent’s Account for temporary application thereof to the Revolving Loans (and concurrently with such application to the Revolving Loans, the Administrative Agent shall, at the direction of the Collateral Agent, establish and maintain a corresponding reserve to Availability in the amount so applied, which reserve shall be released at such time as the Borrowers re-borrow funds in such amount to be used in accordance with clause (b) or clause (c) below) and (ii) second, authorize the Securities Intermediary to accept and act upon the instructions, directions and orders of the Parent with respect to the remaining balance in the Securities Account until such time as the

Securities Intermediary has received a subsequent Notice of Exclusive Control in accordance with the terms of the Securities Account Control Agreement (it being understood and agreed that a subsequent Notice of Exclusive Control may be delivered by the Collateral Agent to the Securities Intermediary solely on or at any time after the Forbearance Termination Date);

            (b)      During the Forbearance Period, the Borrowers may request that the Revolving Loan Lenders make Revolving Loans (in an aggregate amount for all such Revolving Loans not to exceed the amount of the Net Cash Proceeds of the Tax Refund temporarily applied to the Revolving Loans pursuant to clause (a) above) not more than once each week to fund the working capital requirements of the Borrowers strictly in accordance with the Total Cash (Use) projected for the period commencing with the week ending April 8, 2005 and ending with such week, on a cumulative basis, as set forth in the Budget (including the 15% variance therefrom permitted by Section 5(c) below), in each case, without satisfying the conditions to borrowing set forth in Section 5.02 of the Financing Agreement.

            (c)      Notwithstanding anything to the contrary contained in the Financing Agreement or any other Loan Document, each request for a Revolving Loan pursuant to clause (b) above shall be made by submission by the Administrative Borrower of a Notice of Borrowing to both the Administrative Agent and the Collateral Agent, which Notice of Borrowing shall be (i) submitted to both Agents not later than 11:00 a.m. (New York City time) on the date that is one (1) Business Day prior to the date of the proposed Revolving Loan, (ii) accompanied by a certification of an Authorized Officer of the Administrative Borrower that (A) the aggregate principal amount of Revolving Loans made during the period commencing with the week ending April 8, 2005 and ending with such week, on a cumulative basis, does not exceed 115% of the projected Total Cash (Use) for such period, on a cumulative basis, as set forth in the line item in the Budget titled “Total Cash Generation/(Use)” and (B) in the case of any Notice of Borrowing submitted to the Agents after April 8, 2005, the Borrowers were in compliance with Section 5(c) of this Agreement for the immediately preceding week, and (iii) otherwise in compliance with Section 2.02 of the Financing Agreement (without giving effect to any requirement set forth therein requiring satisfaction of the conditions to borrowing set forth in Section 5.02 of the Financing Agreement). Upon confirmation by the Collateral Agent to the Administrative Agent as to the accuracy of the certification made pursuant to clause (c)(ii) above, the Administrative Agent will make the proceeds of such Revolving Loan available to the Borrowers on the day of the proposed Revolving Loan in accordance with Section 2.02 of the Financing Agreement (without giving effect to any requirement set forth therein requiring satisfaction of the conditions to borrowing set forth in Section 5.02 of the Financing Agreement).

            (d)      On the Forbearance Termination Date, unless otherwise agreed to by the Required Lenders, the Borrowers shall be deemed to have requested, and the Revolving Loan Lenders shall fund, a Revolving Loan to the Borrowers in the amount of the unused portion of the Net Cash Proceeds of the Tax Refund temporarily applied to the Revolving Loans pursuant to clause (a) above, and the Administrative Agent shall apply the proceeds of such Revolving Loan to the Term Loan in accordance with Section 2.05(c) and Section 2.05(d) of the Financing Agreement.

     3.      Forbearance Period.

            (a)      Each Loan Party hereby acknowledges, confirms and agrees that (i) the Existing Defaults have occurred and are continuing (or, in the case of the Existing Default set forth in Item 6 on Annex I, may have occurred and be continuing) under the Financing Agreement and the other Loan Documents and (ii) each of the Existing Defaults entitles (or, in the case of Existing Defaults that are Defaults, with the giving of notice or the passage of time, will entitle) the Agents and the Lenders to (A) declare the Obligations to be immediately due and payable under the terms of the Financing Agreement and the other Loan Documents and (B) exercise the rights and remedies available to them under the Financing Agreement and the other Loan Documents.

            (b)      Subject to the terms and conditions of this Agreement, the Agents and the Lenders agree that, during the Forbearance Period, they shall forbear from exercising their rights and remedies under the Loan Documents, applicable law and otherwise, with respect to the Existing Defaults.

            (c)      From and after the Forbearance Termination Date, the agreement of the Agents and the Lenders to forbear as set forth in clause (b) above shall automatically and without further action terminate and be of no force and effect, it being understood and agreed that the effect of such termination will be to permit the Agents and the Lenders to exercise any and all of their rights and remedies immediately and at any time and from time to time thereafter, including, without limitation, the right to accelerate the Obligations and exercise any other remedies set forth in the Financing Agreement, the other Loan Documents, applicable law and otherwise, in each case, without any notice, passage of time or forbearance of any kind.

            (d)      The Agents and the Lenders have not waived, are not by this Agreement waiving, and have no present intention of waiving, any Existing Defaults or any other Events of Default which may be continuing on the date hereof or any Events of Default which may occur after the date hereof (whether the same or similar to the Existing Defaults or otherwise), and nothing contained herein shall be deemed or constitute any such waiver. Subject to clause (b) above, the Agents and the Lenders reserve the right, in their discretion, to exercise any or all rights or remedies under the Financing Agreement, the other Loan Documents, applicable law and otherwise, as a result of any Existing Defaults or any other Events of Default which may be continuing on the date hereof or any Events of Default which may occur after the date hereof, and the Agents and the Lenders have not waived any of such rights or remedies and nothing in this Agreement, and no delay on the Agents’ and the Lenders’ part in exercising such rights or remedies, should be construed as a waiver of any such rights or remedies.

     4.      Conditions Precedent. The effectiveness of this Agreement is subject to the fulfillment, in a manner satisfactory to the Collateral Agent, of each of the following conditions precedent (the date such conditions are fulfilled is hereinafter referred to as the “Agreement Effective Date”):

            (a)      Counterparts. The Collateral Agent shall have received counterparts of this Agreement, duly executed by the Borrowers, the Agents and the Lenders.

            (b)      Exclusivity Agreement. The Collateral Agent shall have received the Exclusivity Agreement, duly executed by the Potential Purchaser and the Parent.

            (c)      Waiver Fee. The Borrowers shall have paid to the Administrative Agent, for the account of the Lenders in accordance with their Pro Rata Shares, a waiver fee in the amount of $250,000, which waiver fee shall be non-refundable and fully earned when paid. The Borrowers shall be deemed to have requested, and the Revolving Loan Lenders shall fund, a Revolving Loan on the Agreement Effective Date in the amount of $250,000, the proceeds of which shall be used by the Administrative Agent to pay such waiver fee to the Lenders. The Agents and the Lenders hereby (i) waive the conditions to borrowing set forth in Section 5.02 of the Financing Agreement with respect to such Revolving Loan and (ii) acknowledge and agree that such Revolving Loan shall not be included in the Budget or reduce the aggregate principal amount of the Revolving Loans that may be requested by the Borrowers pursuant to Section 2(b) above.

            (d)      Expenses. All fees and out-of-pocket expenses that are due and payable to the Agents and the Lenders (including, without limitation, the fees, disbursements and other charges of Schulte Roth & Zabel LLP, Moore & Van Allen PLLC and CapStone Corporate Recovery, LLC) shall have been paid by the Borrowers.

     5.      Covenants. During the Forbearance Period, each Borrower shall, unless the Required Lenders shall otherwise consent in writing:

            (a)      Budget Reporting. Deliver to the Agents and the Lenders not later than the earlier of (i) Tuesday of each week and (ii) contemporaneously with the submission of the Notice of Borrowing with respect to any Revolving Loan requested to be made during such week, a comparison of actual results (through the prior Friday) to projections under the Budget.

            (b)      Status Meetings. Meet with the Agents on Tuesday (or such other date agreed upon from time to time by the Borrowers and the Agents) of each week (either in person or by telephone conference call) to report on the progress made in respect of the sale of the Borrowers’ Pharmaceuticals Division, and in connection therewith, the Borrowers shall furnish to each Agent, promptly after request therefor, any reports or other information reasonably requested by such Agent.

            (c)      Budget Compliance. Not permit or suffer a variance from the Budget with respect to the line items indicated below in excess of the percentage set forth opposite each such line item, measured on a cumulative weekly basis for the week then ended, commencing with the week ending April 8, 2005:

Budget Line Item:	Variance:

Total Cash Generation/(Use); excluding Revolving Loans made pursuant to Section 2 of this Agreement	In the case of Total Cash Generation, less than 85% of Budget In the case of Total Cash (Use), more than 115% of Budget

Total Payments	More than 115% of Budget

     6.      Interest Rate.

            (a)      In consideration of the waiver and forbearance contained herein, the Borrowers hereby agree that, notwithstanding anything to the contrary contained in the Financing Agreement or any other Loan Document, from and after the Agreement Effective Date, (a) each Loan that is a Reference Rate Loan shall bear interest on the principal amount thereof from time to time outstanding, from the date of such Loan (but not earlier than the Agreement Effective Date) until such principal amount becomes due, at a rate per annum equal to the Reference Rate plus 9.25%, (b) each Loan that is a LIBOR Rate Loan shall bear interest on the principal amount thereof from time to time outstanding, from the date of such Loan (but not earlier than the Agreement Effective Date) until such principal amount is repaid, at a rate per annum equal to the LIBOR Rate plus 10.25%, and (c) the Letter of Credit Fee set forth in Section 3.02(a) of the Financing Agreement shall be computed at a per annum rate of 7.5%, in each case, excluding any interest or fees that may accrue from time to time at the Post-Default Rate in accordance with Section 2.04(c) of the Financing Agreement.

            (b)      The Agents and the Lenders hereby agree that (i) the Administrative Borrower may continue to elect to exercise the LIBOR Option during the Forbearance Period, provided that each Revolving Loan made pursuant to Section 2(b) above shall be made as a Reference Rate Loan that may be converted into a LIBOR Rate Loan in accordance with Section 2.09 of the Financing Agreement, and (ii) the Agents and the Lenders may not elect to have the Obligations bear interest at the Post-Default Rate during the Forbearance Period.

     7.      Debtor-In-Possession Financing Fees. Each Lender hereby agrees that any waiver fee paid to such Lender pursuant to Section 4(c) above and the amount of any incremental increase in interest paid to such Lender on or after the Agreement Effective Date pursuant to Section 6(a) above shall be credited by such Lender or its Affiliates toward any closing fee or similar fee payable to such Lender or its Affiliates in connection with a financing facility (including, without limitation, a debtor-in-possession financing facility) provided by such Lender or its Affiliates (or with respect to which such Lender or any of its Affiliates is a syndicate member), the proceeds of which are used by the Borrowers to repay the Obligations in full.

     8.      Release. Each Loan Party hereby acknowledges, confirms and agrees that: (a) neither it nor any of its Affiliates has any claim or cause of action against any Agent or any Lender (or any of their respective Affiliates, Related Funds, officers, directors, members, limited partners, employees, attorneys, consultants or agents) and (b) each Agent and each Lender has heretofore properly performed and satisfied in a timely manner all of its obligations to the Loan Parties and their Affiliates under the Financing Agreement and the other Loan Documents. Notwithstanding the foregoing, the Agents and the Lenders wish (and the Loan Parties agree) to eliminate any possibility that any past conditions, acts, omissions, events or circumstances would impair or otherwise adversely affect any of the Agents’ and the Lenders’ rights, interests, security and/or remedies under the Financing Agreement and the other Loan Documents. Accordingly, for and in consideration of the agreements contained in this Agreement and other good and valuable consideration, each Loan Party (for itself and its Affiliates and the successors, assigns, heirs and representatives of each of the foregoing) (collectively, the “Releasors”) does hereby fully, finally, unconditionally and irrevocably release and forever discharge each Agent, each

Lender and the L/C Issuer and each of their respective Affiliates, Related Funds, officers, directors, members, limited partners, employees, attorneys, consultants and agents (collectively, the “Released Parties”) from any and all debts, claims, obligations, damages, costs, attorneys’ fees, suits, demands, liabilities, actions, proceedings and causes of action, in each case, whether known or unknown, contingent or fixed, direct or indirect, and of whatever nature or description, and whether in law or in equity, under contract, tort, statute or otherwise, which any Releasor has heretofore had or now or hereafter can, shall or may have against any Released Party by reason of any act, omission or thing whatsoever done or omitted to be done on or prior to the date hereof arising out of, connected with or related in any way to this Agreement, the Financing Agreement or any other Loan Document, or any act, event or transaction related or attendant thereto, or the agreements of any Agent or any Lender contained therein, or the possession, use, operation or control of any of the assets of any Loan Party, or the making of any Loans or other advances, or the management of such Loans or advances or the Collateral.

     9.      Continued Effectiveness of the Financing Agreement.

            (a)      Ratifications. Except as otherwise expressly provided herein, (i) the Financing Agreement and the other Loan Documents are, and shall continue to be, in full force and effect and are hereby ratified and confirmed in all respects, (ii) to the extent that the Financing Agreement or any other Loan Document purports to pledge to the Collateral Agent, or to grant to the Collateral Agent a security interest in or lien on, any collateral as security for the Obligations, such pledge or grant of a security interest or lien is hereby ratified and confirmed in all respects, and (iii) the execution, delivery and effectiveness of this Agreement shall not operate as an amendment of any right, power or remedy of the Agents or the Lenders under the Financing Agreement or any other Loan Document, nor constitute an amendment of any provision of the Financing Agreement or any other Loan Document. Without limiting the generality of the foregoing, the Borrowers acknowledge that the failure to pursue the sale of the Borrowers’ Pharmaceuticals Division in good faith constitutes an Event of Default under the Financing Agreement.

            (b)      No Waivers. Except as otherwise expressly provided herein, this Agreement is not a waiver of, or consent to, any Default or Event of Default now existing or hereafter arising under the Financing Agreement or any other Loan Document and the Agents and the Lenders expressly reserve all of their rights and remedies under the Financing Agreement and the other Loan Documents, under applicable law or otherwise.

     10.      Miscellaneous.

            (a)      Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of this Agreement by telefacsimile or electronic mail shall be equally effective as delivery of an original executed counterpart of this Agreement.

            (b)      Headings. Section and paragraph headings herein are included for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

            (c)      Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

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     IN WITNESS WHEREOF, the parties hereto have caused this Waiver, Consent and Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

BORROWERS: AAIPHARMA INC.

By:	/s/ Ludo Reynders Name: Ludo Reynders Title: President and Chief Executive Officer

APPLIED ANALYTICAL INDUSTRIES LEARNING CENTER, INC.

By:	/s/ Gregory S. Bentley Name: Gregory S. Bentley Title: Vice President

AAI TECHNOLOGIES, INC.

By:	/s/ Gregory S. Bentley Name: Gregory S. Bentley Title: Vice President

AAI PROPERTIES, INC.

By:	/s/ Gregory S. Bentley Name: Gregory S. Bentley Title: Vice President

AAI JAPAN, INC.

By:	/s/ Gregory S. Bentley Name: Gregory S. Bentley Title: Vice President

KANSAS CITY ANALYTICAL SERVICES, INC.

By:	/s/ Gregory S. Bentley Name: Gregory S. Bentley Title: Vice President

AAI DEVELOPMENT SERVICES, INC.

By:	/s/ Gregory S. Bentley Name: Gregory S. Bentley Title: Vice President

AAIPHARMA LLC

By:	/s/ Gregory S. Bentley Name: Gregory S. Bentley Title: Vice President

AAI DEVELOPMENT SERVICES, INC.

By:	/s/ Gregory S. Bentley Name: Gregory S. Bentley Title: Vice President

COLLATERAL AGENT: SILVER POINT FINANCE, LLC, as Collateral Agent

By:	/s/ Jeffrey A. Gelfand Name: Jeffrey A. Gelfand Title: Authorized Signatory

ADMINISTRATIVE AGENT: BANK OF AMERICA, N.A., as Administrative Agent

By:	/s/ Annie Cuenco Name: Annie Cuenco Title: Assistant Vice President

LENDERS: BANK OF AMERICA, N.A., as L/C Issuer

By:	/s/ Timothy L. Isom Name: Timothy L. Isom Title: Vice President

BANK OF AMERICA, N.A., as a Lender

By:	/s/ Jonathan M. Barnes Name: Jonathan M. Barnes Title: Associate

SEA PINES FUNDING LLC, as a Lender

By:	/s/ Meredith J. Koslick Name: Meredith J. Koslick Title: Assistant Vice President

TRS THEBE LLC, as a Lender

By:	/s/ John Pineiro Name: John Pineiro Title: Director

SIL LOAN FUNDING LLC, as a Lender

By:	/s/ Jason Trala Name: Jason Trala Title: Attorney-in-Fact

SPCP GROUP LLC, as a Lender

By:	/s/ Jeffrey A. Gelfand Name: Jeffrey A. Gelfand Title: Authorized Signatory

SPF CDO I, LLC, as a Lender

By:	/s/ Jeffrey A. Gelfand Name: Jeffrey A. Gelfand Title: Authorized Signatory

GOLDMAN SACHS CREDIT PARTNERS L.P., as a Lender

By:	/s/ Buck Ratchford Name: Buck Ratchford Title: Authorized Signatory

ANNEX I

EXISTING DEFAULTS

     1.      The Loan Parties have not provided the final financial statements for the fourth quarter of Fiscal Year 2004, certified by an Authorized Officer of the Parent, as required by Section 7.01(a)(i) of the Financing Agreement.

     2.      The Loan Parties have not provided the Form 10-K for the Fiscal Year ended December 31, 2004, and the accompanying accountant’s report, as required by Section 7.01(a)(ii) of the Financing Agreement.

     3.      The Loan Parties have not provided the financial statements for the months ended December 31, 2004, January 31, 2005, and February 28, 2005, in each case, certified by an Authorized Officer of the Parent, as required by Section 7.01(a)(iii) of the Financing Agreement.

     4.      The Loan Parties have not provided the certificate of an Authorized Officer with respect to the financial statements for the fourth quarter of Fiscal Year 2004 and the Fiscal Year ended December 31, 2004, as required by Section 7.01(a)(iv) of the Financing Agreement.

     5.      The Loan Parties have not delivered certificates of an Authorized Officer with respect to the Defaults and Events of Default disclosed herein or events that have occurred prior to the Amendment Effective Date that could reasonably be expected to have a Material Adverse Effect, as required by Section 7.01(a)(vii) of the Financing Agreement.

     6.      The Loan Parties will not comply with the financial covenants set forth in Sections 7.03(b) and 7.03(c) of the Financing Agreement for the fiscal quarter ended March 31, 2005, unless Consolidated EBITDA for the fiscal quarter ended March 31, 2005 exceeds $8,100,000.

     7.      The Loan Parties are not in compliance with the Excess Availability covenant set forth in Section 7.03(d) of the Financing Agreement.

     8.      One or more of the events or developments described in the Parent’s Form 8-K filed with the SEC on March 16, 2005 could reasonably be expected to have a Material Adverse Effect, constituting an Event of Default under Section 9(w) of the Financing Agreement.